EXHIBIT 5(n)

                                       IVY FUND

                  MASTER BUSINESS MANAGEMENT AND INVESTMENT ADVISORY
                                 AGREEMENT SUPPLEMENT

                                Ivy Asia Pacific Fund
                        Ivy International Small Companies Fund


               AGREEMENT made as of the 31st day of December, 1996, by and between Ivy Fund (the "Trust") and Ivy Management, Inc. (the "Manager").

               WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

               WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

               WHEREAS, the Trust has adopted a Master Business Management and Investment Advisory Agreement dated December 31, 1991 (the "Master Agreement"), pursuant to which the Trust has appointed the Manager to provide the business management and investment advisory services specified in that Master Agreement; and

               WHEREAS, Ivy Asia Pacific Fund and Ivy International Small Companies Fund (each, a "Fund" and collectively the "Funds") are separate investment portfolios of the Trust.

               NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

               1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to the Funds, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Funds, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

               2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to each Fund.

               3. As provided in the Master Agreement and subject to further conditions as set forth therein, each Fund shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus of each Fund for determining net asset value per share) of the net assets of that Fund during the preceding month at the annual rate of 1.00%.














               4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to each of the Funds as of the date specified above, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to a Fund for a period of more than two (2) years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of that Fund (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or by the Trust's entire Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trust's Independent Trustees. This Agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by vote of a majority of the Trust's entire Board of Trustees on sixty (60) days' written notice to the Manager or by the Manager on sixty (60) days' written notice to the Trust.
          This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

                                   IVY FUND, on behalf of
                                   Ivy Asia Pacific Fund and
                                   Ivy International Small Companies Fund


                                   By:  _____________________________
                                        Michael G. Landry, President


                                   IVY MANAGEMENT, INC.


                                   By:  _____________________________
                                        Michael G. Landry, President